EXHIBIT 99.1

HBIO Reports First Quarter 2012 Revenue Growth of 8% Over First Quarter 2011

HOLLISTON, Mass., May 3, 2012 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial results for the three months ended March 31, 2012.

First Quarter Reported Results

Revenues for the three months ended March 31, 2012 were $28.3 million, an increase of $2.0 million, or 7.6%, compared to revenues of $26.3 million for the three months ended March 31, 2011. Currency exchange rates had a negative 1.0% effect on revenues in the first quarter of 2012 compared with the first quarter of 2011. The Company's acquisitions of CMA Microdialysis AB ("CMA") in July 2011 and AHN Biotechnologie GmbH ("AHN") in February 2012 had a positive 4.4% effect on revenues. Excluding the effects of currency changes and acquisitions, the Company's organic revenue growth for the first quarter of 2012 was 4.2% over the same period in the previous year.

Net income, as measured under U.S. generally accepted accounting principles ("GAAP"), was $0.5 million, or $0.02 per diluted share for the three months ended March 31, 2012 compared to $1.7 million, or $0.06 per diluted share, for the same period in 2011. The unfavorable year-to-year quarterly GAAP earnings comparison was primarily due to increased spending in the Company's development-stage Regenerative Medicine Device ("RMD") business.

On a non-GAAP adjusted basis, earnings per share for our core Life Science Research Tools ("LSRT") business for the first quarter of 2012 were $0.09 per diluted share compared with $0.08 per diluted share for the first quarter of 2011. Non-GAAP adjusted earnings per share for our RMD business for the first quarter of 2012 was a loss of $0.03 per diluted share, compared with a loss of $0.01 per diluted share for the first quarter of 2011, and reflected greater activities in developing this new initiative. The Company's total non-GAAP adjusted earnings per share, reflecting LSRT and RMD combined, were $0.06 per diluted share for the first quarter of 2012 compared with $0.07 per diluted share for the first quarter of 2011.

Commenting on the Company's performance Chane Graziano, CEO, stated, "We are pleased with our first quarter 2012 performance. Overall our organic growth in orders was 6% and for revenues was 4% versus the first quarter of 2011, fueled by demand in each of our four major product groups. During the first quarter of 2012 we hired a new general manager at our Denville Scientific subsidiary and introduced an exciting new nano spectrophotometer product at our Biochrom subsidiary. We expect each to have a significant impact in the second half of 2012."

Mr. Graziano continued "In the second quarter of 2012, we expect revenues to be in the $28-$29 million range and we expect non-GAAP diluted earnings per share for our core LSRT business to be in the 9-10 cents per share range. In RMD, we expect second quarter operating expenses to be about 4 cents per diluted share. For the year, we are maintaining our guidance at $115-$120 million range for revenues and 39-42 cents non-GAAP diluted earnings per share range for our core LSRT business. We also continue to expect our RMD operating expenses to be about 13 cents per diluted share this year."

Our second quarter 2012 revenue and earnings guidance was calculated using exchange rates (USD 1.62/GBP and USD 1.32/Euro) approximating April 27, 2012 rates and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share guidance excludes amortization of intangible assets, impact of future acquisitions, acquisition costs, any future restructuring actions, and stock-based compensation expense recognized under the provisions of FASB ASC Topic 718, "Compensation – Stock Compensation." See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share to our estimated GAAP earnings per diluted share. See Exhibits 4, 5 and 6 for reconciliations of GAAP to non-GAAP adjusted operating income, GAAP to non-GAAP adjusted net income and GAAP diluted earnings per common share to non-GAAP adjusted diluted earnings per common share for the three months ended March 31, 2012 and 2011, respectively.

Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings per Common Share to US GAAP Diluted Earnings per Common Share
(unaudited)

	Three Months Ended June 30, 2012		Year Ended December 31, 2012
	Low Estimate	High Estimate	Low Estimate	High Estimate

Non-GAAP adjusted diluted earnings per common share from continuing operations -- A	$ 0.05 (a)	$ 0.06 (b)	$ 0.26 (c)	$ 0.29 (d)

Less the impact of:

Amortization of intangible assets	(0.02) (e)	(0.02) (e)	(0.10) (e)	(0.10) (e)

Stock-based compensation (FASB ASC Topic 718)	(0.02) (e)	(0.02) (e)	(0.10) (f)	(0.10) (f)

Tax -- B	0.01 (e)	0.01 (e)	0.06 (e)	0.06 (e)

GAAP diluted earnings per common share from continuing operations -- A	$ 0.02	$ 0.03	$ 0.12	$ 0.15

A - Assumes no additional acquisitions.
(a) - Includes income of $0.09 from Life Science Research Tools business and loss of $0.04 from Regenerative Medicine Device business.
(b) - Includes income of $0.10 from Life Science Research Tools business and loss of $0.04 from Regenerative Medicine Device business.
(c) - Includes income of $0.39 from Life Science Research Tools business and loss of $0.13 from Regenerative Medicine Device business.
(d) - Includes income of $0.42 from Life Science Research Tools business and loss of $0.13 from Regenerative Medicine Device business.
(e) - Represents amounts related to Life Science Research Tools business.
(f) - Includes expense of $0.09 from Life Science Research Tools business and $0.01 from Regenerative Medicine
B -- Includes the tax impact of above mentioned items.

Operating Results for Continuing Operations

Three months ended March 31, 2012 compared to three months ended March 31, 2011:

Revenues increased $2.0 million, or 7.6%, to $28.3 million for the three months ended March 31, 2012 compared to $26.3 million for the same period in 2011. Our acquisitions of CMA and AHN contributed approximately $1.2 million to first quarter 2012 revenues. The effect of a stronger U.S. dollar decreased the Company's first quarter revenues by $0.3 million, or 1.0%, compared with the same period in 2011. Adjusting for the effect of foreign currency fluctuation and acquisitions, revenues were up $1.1 million, or 4.2%, year-to-year and reflected organic growth across our Harvard Apparatus, Denville and Hoefer businesses.

Cost of product revenues increased $1.0 million, or 7.0%, to $14.9 million for the three months ended March 31, 2012 compared with $13.9 million for the three months ended March 31, 2011. The increase in cost of product revenues included $0.7 million, or 5.0%, attributable to our acquisitions of CMA and AHN. A stronger U.S. dollar caused a $0.1 million, or 1.0%, favorable currency effect on the cost of product revenues for the three months ended March 31, 2012. Gross profit as a percentage of revenues increased to 47.3% for the three months ended March 31, 2012 compared with 47.0% for the same period in 2011. The increase in gross profit as a percentage of revenues was primarily due to a more favorable sales mix in the first quarter of 2012 compared with the first quarter of 2011.

Sales and marketing expenses increased $0.6 million, or 14.2%, to $4.8 million for the three months ended March 31, 2012 compared with $4.2 million for the three months ended March 31, 2011. In LSRT, sales and marketing expenses increased $0.5 million, or 13.4%, to $4.6 million, compared to $4.1 million for the three months ended March 31, 2011 primarily due to $0.1 million, or 2.8%, of expenses related to our AHN and CMA acquisitions, and $0.4 million, or 10.7%, due to an increase in the number of sales representatives at our Denville business. In RMD, sales and marketing expenses increased $0.1 million primarily due to an increase in business development efforts.

General and administrative expenses increased $0.5 million, or 11.6%, to $4.9 million for the three months ended March 31, 2012 compared with $4.4 million for the three months ended March 31, 2011. In LSRT, general and administrative expenses increased $0.2 million, or 5.8%, to $4.5 million, compared to $4.3 million for the three months ended March 31, 2011 primarily due to our acquisitions. In RMD, general and administrative expenses increased $0.3 million due to increased activity in our regenerative medicine device initiative.

Research and development expenses increased $0.4 million, or 35.3%, to $1.7 million for the three months ended March 31, 2012 compared with $1.3 million for the same period in 2011. In LSRT, research and development expenses remained flat at $1.0 million for the three months ended March 31, 2012 and 2011. In RMD, research and development expenses increased $0.4 million primarily due to increased activity in our stem cell therapy injector and bioreactor development initiatives.

Amortization of intangible asset expenses increased $0.1 million, or 9.2%, to $0.7 million for the three months ended March 31, 2012 compared with $0.6 million for the same period in 2011. The year-to-year increase in the amortization expense was primarily due to the acquisitions of CMA and AHN.

Other expense and income, net, was $0.4 million expense and $0.3 million expense for the three months ended March 31, 2012 and 2011, respectively. Net interest expense was $0.1 million for the three months ended March 31, 2012 compared to net interest expense of $0.2 million for the three months ended March 31, 2011. The decrease in net interest expense was primarily due to lower average interest rate and debt balances in the first quarter of 2012 compared to the first quarter of 2011. Other expense and income, net, for the three months ended March 31, 2012 and 2011, also included $0.2 million and $0.1 million, respectively, of primarily acquisition related expenses.

Income tax expense (benefit) was $315,000 expense and $1,000 benefit for the three months ended March 31, 2012 and 2011, respectively. The effective income tax rate for continuing operations was 37.3% expense for the three months ended March 31, 2012, compared with a benefit of less than 1.0% for the same period in 2011. The effective tax rate for the first quarter 2012 included benefits related to foreign tax rate differential and research and development tax credits, as well as offsetting discrete expense items related to acquisition costs and stock compensation expense. The effective tax rate for the first quarter 2011 included benefits related to foreign tax differential and research and development tax credits, and a $0.5 million benefit related to the reversal of the uncertain tax liability and the related accrued interest due to the expiration of statute of limitations.

Balance Sheet

The Company ended the first quarter of 2012 with cash and cash equivalents of $17.2 million compared to $17.9 million at December 31, 2011. As of March 31, 2012 and December 31, 2011, the Company had borrowings of $16.8 million and $16.3 million, respectively, outstanding under its credit facility. The borrowings mainly related to our acquisitions and stock repurchase program. Total cash and equivalents, net of debt, was $0.4 million and $1.6 million at March 31, 2012 and December 31, 2011, respectively. During the three months ended March 31, 2012, we paid $2.6 million from our existing cash balance for the acquisition of AHN.

Trade receivables were $16.2 million and inventories were $18.4 million as of March 31, 2012 compared to trade receivables of $14.6 million and inventories of $17.9 million as of March 31, 2011. Outstanding days of sales, or DSO, were 53 days for the three months ended March 31, 2012 and 51 days for the three months ended March 31, 2011. Annualized inventory turns were 3.3 times for the three month periods ended March 31, 2012 and 2011.

Conference Call Details

As previously announced, management will host a conference call to discuss first quarter 2012 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. website. In addition, management may discuss, and answer one or more questions concerning business and financial developments and trends, including with respect to the Company's acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 11:00 a.m. Boston time today, May 3, 2012. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "73631783". A replay of this conference call will be available from 2:00 p.m. on May 3, 2012 through May 11, 2012 and will be accessible by dialing toll-free 855-859-2056, or toll 404-537-3406, and referencing the pass code of "73631783". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our website under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted net income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), and stock-based compensation expense. They also exclude the tax impact of the reconciling items, and the reversal of the benefit related to the uncertain tax positions and the corresponding accrued interest. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted earnings per diluted share for the three months ended March 31, 2012 and 2011 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. Our products are sold to thousands of researchers in over 100 countries primarily through its 850 page catalog (and various other specialty catalogs), its website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, including the CMA Microdialysis and AHN Biotechnologie acquisition, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, including any products in the field of regenerative medicine, the current size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our website, http://www.harvardbioscience.com.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	As of
	March 31, 2012	December 31, 2011

Assets

Cash and cash equivalents	$17,237	$17,916
Trade receivables	16,170	15,078
Inventories	18,382	18,160
Property, plant and equipment	3,853	3,086
Goodwill and other intangibles	60,900	57,845
Other assets	14,965	14,549
Total assets	$131,507	$126,634

Liabilities and Stockholders' Equity

Total current liabilities	10,729	9,559
Total liabilities	33,399	31,135
Stockholders' equity	98,108	95,499
Total liabilities and stockholders' equity	$131,507	$126,634

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues	$28,322	$26,312
Cost of product revenues	14,922	13,943
Gross profit	13,400	12,369

Sales and marketing expenses	4,768	4,176
General and administrative expenses	4,861	4,355
Research and development expenses	1,714	1,267
Restructuring charges	150	--
Amortization of intangible assets	678	621
Total operating expenses	12,171	10,419

Operating income	1,229	1,950

Other (expense) income:
Foreign exchange	(41)	(21)
Interest expense	(147)	(195)
Interest income	14	15
Other, net	(211)	(74)
Other (expense) income, net	(385)	(275)

Income before income taxes	844	1,675
Income tax expense (benefit)	315	(1)
Net income	$529	$1,676

Income per share:
Basic earnings per common share	$0.02	$0.06

Diluted earnings per common share	$0.02	$0.06

Weighted average common shares:
Basic	28,710	28,389
Diluted	29,673	29,497

Exhibit 3
HARVARD BIOSCIENCE, INC.
Condensed Cash Flow Statements
(in thousands, unaudited)

	Three Months Ended March 31,
	2012	2011

Cash flows from operations:
Net income	$529	$1,676
Changes in assets and liabilities	(602)	(2,167)
Other adjustments to operating cash flows	1,678	1,635
Net cash provided by operating activities	1,605	1,144

Investing activities:
Net cash used in investing activities	(3,299)	(550)

Financing activities:
Net proceeds (repayments) of debt	500	(901)
Other financing activities	267	--
Net cash provided by (used in) financing activities	767	(901)

Effect of exchange rate changes on cash	248	691

(Decrease) Increase in cash and cash equivalents	$ (679)	$384

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2012	2011

US GAAP operating income	$1,229	$1,950

Adjustments:

Amortization of intangible assets	678	621

Inventory amortization on acquisition	36	--

Restructuring charges	150	--

Stock-based compensation expense	697	552

Non-GAAP adjusted operating income	$2,790	$3,123

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net Income to Non-GAAP Adjusted Net Income
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2012	2011

US GAAP net income from continuing operations	$529	$1,676

Adjustments:

Amortization of intangible assets	678	621

Inventory amortization on acquisition	36	--

Direct acquisition costs	205	52

Restructuring charges	150	--

Stock-based compensation expense	697	552

Income taxes (A)	(403)	(801)

Non-GAAP adjusted net income from continuing operations	$1,892	$2,100

(A) Income taxes includes the tax effect of adjusting for the reconciling items and in the first quarter of 2011, the reversal of liability related to uncertain tax positions and the corresponding accrued interest.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share
(unaudited)

	Three Months Ended March 31,
	2012	2011

US GAAP diluted earnings per common share from continuing operations	$0.02	$0.06

Adjustments:

Amortization of intangible assets	0.02	0.02

Direct acquisition costs	0.01	--

Restructuring charges	0.01	--

Stock-based compensation expense	0.02	0.02

Income taxes (A)	(0.02)	(0.03)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.06	$0.07

(A) Income taxes includes the tax effect of adjusting for the reconciling items and in the first quarter of 2011, the reversal of liability related to uncertain tax positions and the corresponding accrued interest.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended
	March 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2011	March 31, 2012

Organic growth	4.3%	11.0%	4.6%	6.8%	6.1%	-2.1%	-1.6%	-6.3%	-4.4%	-3.8%	4.2%

Acquisitions	29.9%	36.1%	24.7%	2.3%	21.5%	1.3%	2.8%	4.2%	2.9%	2.9%	4.4%

Foreign exchange effect	3.7%	-3.6%	-3.3%	-2.3%	-1.5%	0.9%	3.6%	1.8%	-0.2%	1.5%	-1.0%

Total revenue growth	37.9%	43.5%	26.0%	6.8%	26.1%	0.1%	4.8%	-0.3%	-1.7%	0.6%	7.6%
CONTACT: David Green
         President
         dgreen@harvardbioscience.com
         Tel: 508 893 8999
         Fax: 508 429 8478

         Chane Graziano
         CEO
         cgraziano@harvardbioscience.com

         Tom McNaughton
         CFO
         tmcnaughton@harvardbioscience.com